UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ASCENT MEDIA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2735737
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

12300 Liberty Boulevard
Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Series A Common Stock, par value $0.01 per share (including the Series A Junior Participating Preferred Stock Purchase Rights attached thereto)	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	None (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

Item 1. Description of Registrant’s Securities to be Registered.
          Incorporated by reference herein is the description of the Series A common stock, par value $0.01 per share, of the Registrant (including the Series A Junior Participating Preferred Stock Purchase Rights attached thereto) being registered hereunder contained under the heading “Description of Our Capital Stock” in the Registrant’s Information Statement, which is set forth in Exhibit 99.1 to Amendment No. 7 to the Registrant’s Registration Statement on Form 10 (File No. 000-53280), filed with the Securities and Exchange Commission on September 10, 2008. For convenience of reference, a copy of such information is filed as Annex A hereto.
Item 2. Exhibits.
          The following exhibits are filed as part of this Registration Statement on Form 8-A.
99.1	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon initial issuance of the Series A common stock being registered hereby (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10 Registration Statement filed on June 13, 2008 (File No. 000-53280)).

99.2	Form of Bylaws of the Registrant to be in effect upon initial issuance of the Series A common stock being registered hereby (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10 Registration Statement filed on June 13, 2008 (File No. 000-53280)).

99.3	Specimen Certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10 Registration Statement filed on June 13, 2008 (File No. 000-53280)).

99.4	Form of Rights Agreement between the Registrant and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s Form 10 Registration Statement filed on July 23, 2008 (File No. 000-53280)).

ANNEX A
DESCRIPTION OF OUR CAPITAL STOCK
          The following information reflects our certificate of incorporation and bylaws as these documents will be in effect at the time of the spin-off.
Authorized Capital Stock
          Our authorized capital stock consists of one hundred million (100,000,000) shares, of which ninety five million (95,000,000) shares are designated common stock, par value $0.01 per share, and five million (5,000,000) shares are designated preferred stock, par value $0.01 per share. Our common stock is divided into three series. We have authorized forty five million (45,000,000) shares of Series A common stock, five million (5,000,000) shares of Series B common stock, and forty five million (45,000,000) shares of Series C common stock.
          Immediately following the spin-off, we expect to have approximately 13,402,982 shares of our Series A common stock and approximately 659,912 shares of our Series B common stock outstanding, based upon the number of shares of DHC Series A common stock and Series B common stock outstanding on June 30, 2008. No shares of our Series C common stock or preferred stock will be outstanding immediately following the spin-off.
Our Common Stock
          The holders of our Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.
     Voting Rights
          The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our shareholders, including elections of directors. The holders of our Series C common stock will not be entitled to any voting powers, except as required by Delaware law. When the vote or consent of holders of our Series C common stock is required by Delaware law, the holders of our Series C common stock will be entitled to 1/100th of a vote for each share held. Our charter does not provide for cumulative voting in the election of directors.
          The separate consent of the holders of at least 75% of our outstanding Series B common stock, voting together as a separate class, is required to approve certain distributions of our common stock and certain related amendments to our certificate of incorporation. For a description of the circumstances in which such separate consent would be required, see “— Distributions.”
     Dividends; Liquidation
          Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under “— Distributions,” whenever a dividend is paid to the holders of one of our series of common stock, we will also pay to the holders of the other series of our common stock an equal per share dividend. For a more complete discussion of our dividend policy, please see “— Dividend Policy.”
     Conversion
          Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock and Series C common stock are not convertible.
     Distributions
          Subject to the exception provided below, distributions made in shares of our Series A common stock, our Series B common stock, our Series C common stock or any other security with respect to our Series A common stock, our Series B common stock or our Series C common stock may be declared and paid only as follows:

•	a share distribution (1) consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (2) consisting of shares of our Series B common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (3) consisting of shares of our Series C common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (4) consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and, on an equal per share basis, shares of our Series B common stock (or securities convertible therefor) to holders of our Series B common stock and, on an equal per share basis, shares of our Series C common stock (or securities convertible thereof) to holders of our Series C common stock; and

•	a share distribution consisting of any class or series of securities of our company or any other person, other than our Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of our Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of our Series A common stock, Series B common stock and Series C common stock; or (3) a separate class or series of securities to the holders of one or more series of our common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our common stock receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of our Series A common stock and Series C common stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of our Series A common stock and Series C common stock corresponds, to the extent practicable, to the relative voting rights of each such series of our common stock, and provided further that, in each case, the distribution is otherwise made on a equal per share basis.
          In addition, no share distribution of voting stock may be declared or paid if the securities (or securities convertible therefor) to be received by the holders of our Series B common stock consist of securities (or securities convertible therefor) having a per share voting power of less than ten times the per share voting power of the securities (or securities convertible therefor) received in such distribution by holders of our Series A and Series C common stock, unless such share distribution has been consented to by at least 75% of the outstanding shares of Series B common stock, voting as a separate class (who may for this purpose act by written consent).
          We may not reclassify, subdivide or combine any series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.
          Any amendment of our certificate of incorporation which has the effect of reclassifying or recapitalizing our common stock in a manner which results in the holders of our Series B common stock receiving or holding securities having per share voting power of less than ten times the per share voting power of any other class or series of common stock having general voting rights will, in addition to any other approval requirements necessary to amend our certificate of incorporation, also require the consent of the holders of at least 75% of the shares of Series B common stock outstanding (who may for this purpose act by written consent).
          In addition, any amendment to our certificate of incorporation which amends or changes the foregoing distribution provisions or reclassification provisions will also require the consent of the holders of 75% of the shares of Series B common stock outstanding (who may act for this purpose by written consent).

          The foregoing distribution provisions, together with the consent right of the Series B holders described above, were structured to ensure that all holders of our common stock are treated proportionately in a distribution, while protecting the relative voting rights associated with each series of our common stock. The distribution provisions permit holders of each series to receive a distribution of shares of the respective series held because such a distribution would not affect any single series’ relative voting rights. The distribution provisions also permit any of Series A, Series B and Series C shares to be distributed to all holders of our common stock, subject to the Series B consent right described above. The purpose of this consent right is to provide our company with flexibility in structuring a share distribution while still protecting the relative voting power of the holders of our Series B common stock. The voting power of our Series B holders would be diluted by a distribution of Series B shares to holders of a lower voting or non-voting series of our stock. Similarly, were our Series B holders to receive a distribution of securities with the same per share voting rights as holders of our lower voting or non-voting series of stock, our Series B holders would also be subject to dilution. The Series B consent right provides our Series B holders with the opportunity to block any such dilutive event. The foregoing distribution provisions, together with the Series B consent right, also replicate, to the extent practicable, these protections with respect to distributions of other securities (including those not issued by our company).
     Liquidation and Dissolution
          In the event of our liquidation, dissolution and winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our common stock.
Our Preferred Stock
          Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:
•	the designation of the series;

•	the number of authorized shares of the series, which number our board may thereafter increase or decrease but not below the number of such shares then outstanding;

•	the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series shall be cumulative;

•	the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board;

•	the voting rights, if any, of the holders of the series;

•	the terms and conditions, if any, for us to purchase or redeem the shares; and

•	any other relative rights, preferences and limitations of the series.
          We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our preferred stock or our common stock our board may determine not to seek shareholder approval.
          Three series of preferred stock have been authorized in connection with our Shareholder Rights Plan described below. In addition, although our board of directors has no intention at the present time of doing so, it could in the future issue an additional series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our company and our shareholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price of the stock.
Shareholder Rights Plan
          Our board of directors has approved the adoption of a shareholder rights plan that will include the terms and provisions described below. As contemplated by the shareholder rights plan, the distribution of our common stock to DHC stockholders of record on the record date for the spin-off will include:
•	one preferred share purchase right (which we refer to as a “Series A right”) for each outstanding share of our Series A common stock, which Series A right will entitle the registered holder to purchase from us one one- thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share (which we refer to as the “Series A junior preferred stock”), at a purchase price of $100.00 per one one-thousandth of a share, subject to adjustment; and

•	one preferred share purchase right (which we refer to as a “Series B right”) for each outstanding share of our Series B common stock, which Series B right will entitle the registered holder to purchase from us one one- thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share (which we refer to as the “Series B junior preferred stock”), at a purchase price of $100.00 per one one-thousandth of a share, subject to adjustment.
          In the event that we issue shares of our Series C common stock, such shares will include one preferred share purchase right (which we refer to as a Series C right and, collectively with the Series A rights and Series B rights, the “rights”) for each share of Series C common stock issued, which Series C right will entitle the registered holder to purchase from us one one-thousandth of a share of Series C Junior Participating Preferred Stock, at a purchase price of $100.00 per one one-thousandth of a share, subject to adjustment.
          The description and terms of the rights will be set forth in a Rights Agreement, between us and Computershare Trust Company, N.A., as Rights Agent, a form of which has been filed as an exhibit to the Form 10 of which this information statement is a part. The following description of the rights is qualified in its entirety by reference to the Rights Agreement.
          Separation and Distribution of Rights; Exercisability.  The Series A rights will be attached to all certificates (or, in the case of uncertificated shares, all book-entry notations) representing shares of our Series A common stock distributed in the spin-off or issued thereafter, the Series B rights will be attached to all Series B certificates (or, in the case of uncertificated shares, all book-entry notations) representing shares of our Series B common stock distributed in the spin-off or issued thereafter and the Series C rights will be attached to all Series C certificates (or, in the case of uncertificated shares, all book-entry notations) representing shares of Series C Stock, if and when such shares are issued, and no separate rights certificates will be distributed with respect to any of the rights at such time. The rights will separate from our common stock on the rights distribution date, which will occur upon the earlier of:
•	10 days following a public announcement that a person or group of affiliated or associated persons has become an “acquiring person”; and

•	10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an “acquiring person”) following the commencement by any person of, or the announcement by any person of an intention to make, a tender offer or exchange offer the consummation of which would result in any person or group of affiliated persons becoming an “acquiring person.”
          Except in certain situations, a person or group of affiliated or associated persons becomes an “acquiring person” upon acquiring beneficial ownership of our outstanding common stock representing in the aggregate ten percent or more of the shares of our common stock then outstanding. For purposes of the shareholder rights plan, “group” generally means any group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.
          The rights agreement provides that, until the rights distribution date (or earlier expiration of the rights), the rights will be evidenced by and transferred with (and only with) the stock certificates or book-entry notation representing the Series A common stock, Series B common stock or Series C common stock to which they are attached. Until the rights distribution date (or earlier expiration of the rights), common stock certificates will contain a notation incorporating the rights agreement by reference. Until the rights distribution date (or earlier expiration of the rights), the transfer of any shares of Series A common stock, Series B common stock or Series C common stock outstanding will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate or book-entry notation. As soon as practicable following any occurrence of a rights distribution date, separate certificates evidencing the rights related to the applicable series of common stock (which we refer to as right certificates) will be mailed to holders of record of our common stock as of the close of business on the rights distribution date and such separate right certificates alone will evidence the rights.
          The rights are not exercisable unless and until a rights distribution date occurs. The rights will expire ten years after the date of the spin-off, unless such date is advanced or extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.
          Anti-dilution Adjustments.  The applicable purchase price payable, the number of shares of the applicable series of junior preferred stock or other securities or property issuable upon the exercise of the rights, and the number of applicable rights outstanding are subject to adjustment from time to time to prevent dilution:
•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the applicable series of junior preferred stock;

•	if any person acquires, or obtains the right to subscribe for or purchase the applicable junior preferred stock at a price, or securities convertible into the applicable junior preferred stock with a conversion price, less than the then current market price of the applicable junior preferred stock; or

•	upon the distribution to holders of the applicable series of junior preferred stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in junior preferred stock) or subscription rights or warrants.
          The number of outstanding rights are also subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of the applicable series of common stock, in each case until a rights distribution date occurs.
          Dividend and Liquidation Rights of the Junior Preferred Stock.  No shares of any series of junior preferred stock purchasable upon exercise of the rights will be redeemable. Each share of the applicable series of junior preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (1) $10 per share and (2) an amount equal to 1,000 times the dividend (other than dividends payable in the related series of common stock) declared per share of our Series A common stock, Series B common stock or Series C common stock, as the case may be. In the event of our liquidation, dissolution or winding up, the holders of each series of junior preferred stock will be entitled in priority to the holders of common stock to a minimum preferential payment equal to the greater of (1) $10 per share (plus any accrued but unpaid dividends and distributions) and (2) an amount equal to 1,000 times the payment made per share of our Series A common stock,

Series B common stock or Series C common stock, as the case may be. Each share of the applicable series of junior preferred stock will have 1,000 times the number of votes as each share of the corresponding common stock on all matters which the corresponding common stock is entitled, voting together with the applicable series of common stock. Upon any merger, consolidation or other transaction in which shares of our Series A common stock or Series B common stock or Series C common stock are converted or exchanged, each share of the corresponding series of junior preferred stock will be entitled to receive 1,000 times the amount received per share of our Series A common stock, Series B common stock or Series C common stock, as the case may be. These rights are protected by customary anti-dilution provisions.
          Because of the nature of the dividend, liquidation and voting rights of each series of junior preferred stock, the value of the fractional share of Series A junior preferred stock purchasable upon exercise of each Series A right and the value of the fractional share of Series B junior preferred stock purchasable upon exercise of each Series B right, should approximate the value of one share of our Series A common stock and Series B common stock, respectively.
          Flip-in and Flip-Over Events.  In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a Series A right (other than rights beneficially owned by the acquiring person, which will become void) will have the right to receive upon exercise of a Series A right shares of Series A common stock, each holder of a Series B right (other than rights beneficially owned by the acquiring person, which will become void) will have the right to receive upon exercise of a Series B right shares of Series B common stock, and if shares of Series C common stock are issued, each holder of a Series C right (other than rights beneficially owned by the acquiring person, which will become void) will have the right to receive upon exercise of a Series C right shares of Series C common stock, in each case, having a market value equal to two times the exercise price of the Series A right, Series B right or Series C right, as the case may be. The events described in this paragraph are referred to as “flip-in events.”
          In the event that, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Series A right, Series B right or a Series C right (other than rights beneficially owned by an acquiring person, which will have become void) will have the right to receive upon exercise of Series A rights, Series B rights or Series C rights shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Series A right, the Series B right or the Series C right, as the case may be. The events described in this paragraph, are referred to as “flip-over” events.
          Exchange of the Rights.  At any time after any person or group becomes an acquiring person and prior to the earlier of the occurrence of a flip-over event or the acquisition by the person or group of shares of our common stock representing, in the aggregate, 50% or more of our outstanding voting power, our board of directors may, without payment of the purchase price by the holder, cause the exchange of the rights (other than the rights beneficially owned by the acquiring person, which will become void), in whole or in part, for shares of the corresponding series of common stock (or in some circumstances junior preferred stock) at an exchange ratio of one share of the corresponding series of common stock (or junior preferred stock of equivalent value) for each right, subject to adjustment.
          Redemption of Rights.  At any time prior to the time a person or group becomes an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment, payable, at our option, in cash, shares of common stock or other consideration deemed appropriate by our board of directors. The redemption of the rights may be made effective at the time, on the basis and with the conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.
          Amendment of Rights.  For so long as the rights are redeemable, we may, except with respect to the redemption price, amend the rights agreement in any manner without approval of the holders of our common stock. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

          No Rights as Stockholder.  Until a right is exercised or exchanged, the holder of the rights, as such, will not have any rights as a stockholder of our company, including, without limitation, any right to vote or to receive dividends.
          Tax Considerations.  See “The Spin-Off — Material U.S. Federal Income Tax Consequences of the Spin-Off — Material Tax Considerations of the Distribution of the Rights.”
Dividend Policy
          We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit our payment of dividends.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
     Board of Directors
          Our certificate of incorporation and bylaws provide that, subject to any rights of the holders of any series of our preferred stock to elect additional directors, the number of our directors shall not be less than three or more than nine, with the exact number to be fixed from time to time by a resolution adopted by the affirmative vote of 75% of the members of our board then in office. Initially, the board will consist of five members. The members of our board are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our shareholders in 2009. The term of office of our Class II directors expires at the annual meeting of our shareholders in 2010. The term of office of our Class III director expires at the annual meeting of our shareholders in 2011. At each annual meeting of our shareholders, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of our shareholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.
          Our certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, as to directors elected by such holders, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of our outstanding capital stock entitled to vote at an election of directors (including the holders of any preferred stock entitled to elect any directors), voting together as a single class.
          Our certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting our board shall shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.
          These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

     No Shareholder Action by Written Consent; Special Meetings
          Our certificate of incorporation provides that, except as provided in the terms of any series of preferred stock and in other limited circumstances in which the separate consent of the holders of the Series B common stock is required, stockholder action may only be taken at an annual meeting or special meeting of shareholders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our shareholders for any purpose or purposes may be called only by our Secretary at the request of at least 75% of the members of our board then in office. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.
     Advance Notice Procedures
          Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders.
          Shareholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our bylaws. To be timely, the notice must be received at our corporate headquarters not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting of shareholders (or, in the case of our first annual meeting, the preceding year’s annual meeting for DHC). If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be received not earlier than the 100th day prior to the annual meeting and not later than the later of the 70th day prior to the annual meeting and the 10th day following the day on which we notify shareholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of shareholders called to elect directors, the shareholder notice must be received not earlier than 90 days prior to the special meeting and not later than the later of the 60th day prior to the special meeting and the 10th day following the day on which we notify shareholders of the date of the special meeting, either by mail or other public disclosure.
          The public announcement of an adjournment or postponement of a meeting of our shareholders does not commence a new time period (or extend any time period) for the giving of any such shareholder notice. However, if the number of directors to be elected to our board at an annual meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting (or, in the case of our first meeting, the preceding year’s annual meeting for DHC), a shareholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary at our offices not later than the close of business on the 10th day following the day on which we first make the relevant public announcement.
     Amendments
          Our certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock and subject to obtaining the consent of the holders of 75% or more of the outstanding shares of Series B common stock (who may act by written consent in such circumstances) in the case of certain amendments described above under “Our Common Stock — Distributions,” the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock, voting together as a single class, is required to adopt, amend or repeal any provision of our certificate of incorporation or the addition or insertion of other provisions in the certificate, provided that the foregoing 80% voting power requirement shall not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our shareholders or (2) which has been approved by at least 75% of the members of our board then in office. Our certificate of incorporation further provides that the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the foregoing voting requirement shall not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of our board then in office.

     Supermajority Voting Provisions
          In addition to the supermajority voting provisions discussed under “— Amendments” above, our certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our shareholders, voting together as a single class, is required for:
•	our merger or consolidation with or into any other corporation or a business combination involving our company, provided that the foregoing voting provision shall not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our shareholders, or (2) that at least 75% of the members of our board of directors then in office have approved;

•	the sale, lease or exchange of all, or substantially all, of our assets, provided that the foregoing voting provisions shall not apply to any such sale, lease or exchange that at least 75% of the members of our board of directors then in office have approved; or

•	our dissolution, provided that the foregoing voting provision shall not apply to such dissolution if at least 75% of the members of our board of directors then in office have approved such dissolution.
Corporate Opportunities
          Our certificate of incorporation provides that if one of our directors or officers acquires knowledge of a potential transaction or matter that may be a business opportunity for our company, such director or officer will to the fullest extent permitted by law have no liability to us related to such person’s failure to refer or communicate such opportunity to us, unless:
•	such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of our company or as a director or officer of any of our subsidiaries, and

•	such opportunity relates to a line of business in which our company or any of our subsidiaries is then directly engaged.
          Any person becoming a stockholder in our company will be deemed to have notice of and have consented to the provisions of our certificate of incorporation related to corporate opportunities that are described above.
Section 203 of the Delaware General Corporation Law
          Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. In our certificate of incorporation, we have elected not to be governed by Section 203.

SIGNATURE
               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Ascent Media Corporation

Date: September 12, 2008	By: Name:	/s/ Charles Y. Tanabe Charles Y. Tanabe
	Title:	Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX
          The following exhibits are filed as part of this Registration Statement on Form 8-A.
99.1	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon initial issuance of the Series A common stock being registered hereby (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10 Registration Statement filed on June 13, 2008 (File No. 000-53280)).

99.2	Form of Bylaws of the Registrant to be in effect upon initial issuance of the Series A common stock being registered hereby (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10 Registration Statement filed on June 13, 2008 (File No. 000-53280)).

99.3	Specimen Certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10 Registration Statement filed on June 13, 2008 (File No. 000-53280)).

99.4	Form of Rights Agreement between the Registrant and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s Form 10 Registration Statement filed on July 23, 2008 (File No. 000-53280)).